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                                                                    EXHIBIT 99.2

[CORRECTIONS CORPORATION OF AMERICA LOGO]


         Karin Demler: (615) 263-3005


              CORRECTIONS CORPORATION OF AMERICA ANNOUNCES REVISED
                  GUIDANCE FOR FIRST QUARTER AND FULL YEAR 2003

NASHVILLE, Tenn. - April 2, 2003 - Corrections Corporation of America (NYSE:
CXW) today announced it expects to exceed the first quarter and full year 2003 EBITDA guidance it announced February 12, 2003. At that time, the Company provided first quarter EBITDA guidance of $49 to $51 million. The Company is now expecting first quarter EBITDA to be in the range of $54 to $55 million. For the full year 2003, the Company had previously announced EBITDA guidance of $206 to $210 million. The Company now expects EBITDA for the full year to fall in the range of $215 to $220 million, excluding costs associated with any financing transactions.

Since depreciation and amortization expense is included in the Company's operating income, as computed in accordance with generally accepted accounting principles, or "GAAP", but is not included in EBITDA, depreciation and amortization expense is the primary difference between EBITDA and operating income. Depreciation and amortization expense is expected to range from approximately $12.7 million to $13.2 million for the first quarter of 2003 and from $52 million to $54 million for the year ending December 31, 2003. In addition, the Company may incur unrealized foreign currency gains and losses associated with a note receivable denominated in British Pounds, gains and losses on the disposal of assets, equity in income and losses in joint venture, and other income and expenses, which also affect EBITDA but not operating income. However, the Company currently does not expect these income and expense items to be material during 2003. The Company can provide no assurance that these amounts will not be material, or that the Company will not enter into transactions that will have a material impact on EBITDA or operating income.

Commenting on the revised guidance, President and Chief Executive Officer John Ferguson stated, "Portfolio occupancy during the first quarter has been stronger than expected with respect to both our Federal and State customers. Overall, we expect average compensated occupancy for the quarter to fall in a range of 91.5% to 92.0%."

Ferguson continued, "In addition to higher occupancy levels, we are also beginning to see some of the effects of our cost containment efforts, particularly in the area of food and medical expenses. We expect the combination of higher occupancy levels and better cost control to improve our operating margins to approximately 25% for the first quarter of 2003."

The Company also announced its intention to use $25 million of cash on hand and the anticipated proceeds of a tax refund estimated to be approximately $32 million to reduce the outstanding term loan portion of its senior credit facility in the second quarter of 2003. In addition, the Company announced that it is seeking an amendment of its senior credit facility which, among other things, will provide additional flexibility with respect to limitations contained in the agreement for capital expenditures. The Company is seeking this amendment in order to take


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advantage of potential opportunities to expand existing facilities or to develop new facilities at favorable rates of return that might arise in the future.

ABOUT THE COMPANY

The Company is the nation's largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and four states. The Company currently operates 59 facilities, including 38 company-owned facilities, with a total design capacity of approximately 59,000 beds in 20 states and the District of Columbia. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company's facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

FORWARD-LOOKING STATEMENTS

This press release contains statements as to the Company's beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in the Company's operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) the growth in the privatization of the corrections and detention industry, the public acceptance of the Company's services and the timing of the opening of new prison facilities; and (iii) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission.

The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.